Exhibit 99.1

Horizon Quantum Computing Pte. Ltd. and dMY Squared Technology Group, Inc.
Announce $110 Million PIPE Investment to Support Proposed Business Combination

Lead investors include IonQ, one of the world’s largest quantum computing companies, and a Fortune 50 technology company

SINGAPORE AND LAS VEGAS, NV – December 5, 2025 – Horizon Quantum Computing Pte. Ltd. (“Horizon Quantum”), a pioneer of software infrastructure for quantum applications, and dMY Squared Technology Group, Inc. (“dMY Squared”) (OTCQB: “DMYY”), a publicly traded special purpose acquisition company, announced that they have entered into subscription agreements with investors for a $110 million PIPE financing comprised of common equity, priced at the SPAC redemption price per share, to support the previously announced proposed business combination (the “Business Combination”) which is expected to close in the first quarter of 2026.

The executed PIPE commitments, which exceeded Horizon Quantum’s original target raise by more than 120%, reflect sizable investments from IonQ, Inc., one of the world’s largest quantum computing companies, a Fortune 50 technology company, and several leading institutional investors. Upon the closing of the Business Combination, Horizon Quantum expects it will have access to approximately $137 million in cash (prior to the payment of transaction costs and assuming no redemptions by dMY Squared’s public shareholders), from a combination of approximately $27 million held in a trust account by dMY Squared and approximately $110 million of PIPE financing. The net proceeds from this transaction will be used to accelerate Horizon Quantum’s investments in research and development, strengthen its hardware testbed, and further advance its Triple Alpha development environment.

“Today’s announcement is a major milestone for Horizon Quantum and an exciting endorsement of our approach to unlocking broad quantum advantage and creating industrywide software tools and languages,” said Dr. Joe Fitzsimons, Founder and CEO of Horizon Quantum. “We expect this PIPE transaction will provide significant new capital to fund investment in our technology roadmap to develop the comprehensive software infrastructure needed to unlock quantum computing's full potential across real-world applications. We believe that the quantum computing market is at a critical inflection point and Horizon Quantum is well positioned to capitalize on this generational opportunity.”

Dr. Fitzsimons continued, “We are excited to have the support of an impressive roster of strategic and financial institutional investors. We are grateful for the confidence they have shown in our vision and look forward to partnering with them going forward.”

Harry You, Chairman and CEO of dMY Squared, said, “This PIPE transaction, which was well oversubscribed and includes meaningful commitments from some of the most strategic companies in the enterprise computing and quantum industries, is an exciting endorsement of Horizon Quantum’s groundbreaking innovation roadmap. We remain excited to partner with Horizon Quantum to enable their development of a quantum operating system.”

Advisors

Needham & Company, LLC, is serving as dMY Squared’s financial advisor and exclusive placement agent for the PIPE. Ellenoff Grossman & Schole LLP is acting as legal counsel to Horizon Quantum and Rajah & Tann Singapore LLP is acting as Singapore legal counsel to Horizon Quantum. White & Case LLP is acting as legal counsel to dMY Squared and TCF Law Group, PLLC is acting as Massachusetts legal counsel to dMY Squared. ICR, LLC, is serving as dMY Squared’s strategic communications advisor

About Horizon Quantum

Horizon Quantum’s mission is to unlock broad quantum advantage by building the software infrastructure that empowers developers to use quantum computing to solve the world’s toughest computational problems.

Founded in 2018 by Dr Joe Fitzsimons, a leading researcher and former professor with more than two decades of experience in quantum computing, the company seeks to bridge the gap between today’s hardware and tomorrow’s applications through the creation of advanced quantum software development tools. Its integrated development environment, Triple Alpha, enables developers to write sophisticated, hardware-agnostic quantum programs at different levels of abstraction.

About dMY Squared

dMY Squared is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information about the Business Combination and Where to Find It

In connection with the Business Combination, Horizon Quantum Holdings Ltd. (“Holdco”) and Horizon Quantum will file a registration statement on Form F-4 relating to the Business Combination and certain other matters (the “Registration Statement”), which will include a preliminary proxy statement of dMY Squared and a preliminary prospectus of Holdco with respect to the securities to be offered in the Business Combination. After the Registration Statement is declared effective, dMY Squared will mail a definitive proxy statement/prospectus to its shareholders as of a record date to be established for voting on the Business Combination. The Registration Statement, including the proxy statement/prospectus contained therein, will contain important information about the Business Combination and the other matters to be voted upon at a special meeting of shareholders of dMY Squared (the “Special Meeting”). This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. dMY Squared, Holdco and Horizon Quantum may also file other documents with the SEC regarding the Business Combination. dMY Squared’s shareholders and other interested persons are advised to read, when available, the Registration Statement, including the preliminary proxy statement/prospectus contained therein, the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about dMY Squared, Horizon Quantum, Holdco, and the Business Combination. The documents filed by dMY Squared, Holdco and Horizon Quantum with the SEC also may be obtained free of charge upon written request to dMY Squared at dMY Squared Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

Participants in the Solicitation

Horizon Quantum, Holdco and dMY Squared and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of dMY Squared’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of dMY Squared’s directors and officers in dMY Squared’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 3, 2025 (the “dMY Annual Report”) or its subsequent quarterly reports. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to dMY Squared’s shareholders in connection with the Business Combination will be set forth in the proxy statement/prospectus for the Business Combination when available. Information concerning the interests of Horizon Quantum’s, Holdco’s and dMY Squared’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the proxy statement/prospectus relating to the Business Combination when it becomes available.

Disclaimer

Past performance by Horizon’s or dMY Squared’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Horizon’s or dMY Squared’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Horizon or dMY Squared will, or are likely to, generate going forward.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” with respect to dMY Squared, Holdco and Horizon. The expectations, estimates, and projections of the businesses of Horizon and dMY Squared may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “anticipate,” “intend,” “may,” “will,” “could,” “should,” “potential,” and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements include, without limitation, expectations with respect to the parties’ ability to close both the PIPE transaction and the Business Combination, the timing of the close of the PIPE transaction and the Business Combination, the ability of Holdco to use the proceeds of the PIPE transaction to accelerate its business plans, the potential success of Holdco’s efforts to pursue its business plans and the general state of the quantum computing market. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and are subject to, without limitation, (i) known and unknown risks, including the risks and uncertainties indicated from time to time in the dMY Annual Report, dMY Squared’s other filings with the SEC, and the Registration Statement, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by dMY Squared, Holdco or Horizon Quantum; (ii) uncertainties; (iii) assumptions; and (iv) other factors beyond dMY Squared’s, Holdco’s, or Horizon Quantum’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, actual results may differ materially and adversely from those expressed or implied in any forward-looking statements and dMY Squared, Holdco, and Horizon Quantum therefore caution against placing undue reliance on any of these forward-looking statements.

Many of these factors are outside of the control of dMY Squared, Holdco and Horizon Quantum and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination the Business Combination Agreement and/or the PIPE transaction; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination and the Business Combination Agreement; (3) the inability to complete the Business Combination, including due to the failure to obtain approval of the shareholders of Horizon Quantum and dMY Squared or other conditions to closing the Business Combination; (4) changes to the structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) Horizon Quantum’s ability to scale and grow its business, including through the use of proceeds of the PIPE transaction, and the advantages and expected growth of Horizon Quantum; (6) the cash position of Horizon Quantum following closing of the Business Combination; (7) the inability to obtain or maintain the listing of Holdco’s securities on the New York Stock Exchange, the NYSE American, or Nasdaq following the Business Combination; (8) the risk that the announcement and pendency of the Business Combination disrupts Horizon Quantum’s current plans and operations; (9) the ability to recognize the anticipated benefits of the Business Combination and PIPE transaction, which may be affected by, among other things, competition, the ability of Holdco to grow and manage growth profitably and source and retain its key employees; (10) costs related to the Business Combination; (11) changes in applicable laws and regulations or political and economic developments; (12) the possibility that Horizon Quantum may be adversely affected by other economic, business and/or competitive factors; (13) Horizon Quantum’s estimates of expenses and profitability; (14) the amount of redemptions by dMY Squared public shareholders; (15) difficulties operating Horizon Quantum’s quantum processor and the possibility that the quantum processor does not provide the advantages that Horizon Quantum expects; (16) the ability to successfully or timely consummate the PIPE transaction; and (17) other risks and uncertainties included in the “Risk Factors” sections of the dMY Annual Report, dMY Squared’s other filings with the SEC, and the Registration Statement and other documents filed or to be filed with the SEC by Horizon Quantum, Holdco and dMY Squared. The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Horizon Quantum, Holdco and dMY Squared do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law.

No Offer or Solicitation

This press release does not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Business Combination. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor & Media Contacts

ICR for dMY Squared
dmysquaredpr@icrinc.com

Yanina Blaclard, Horizon Quantum
yanina@horizonquantum.com

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